UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                        (Amendment No. ________________)*


                               UnionBancorp, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    908908106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
                                  Date of Event


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                 ----------------------
CUSIP NO. 908908106                    13G                     Page 2 of 6 Pages
-------------------------                                 ----------------------

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1)       NAME OF REPORTING PERSON

         UnionBancorp, Inc. Employee Stock Ownership Plan

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
3)       SEC USE ONLY

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4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         Illinois
--------------------------------------------------------------------------------
 NUMBER OF                 5)      SOLE VOTING POWER:          30,443 shares
   SHARES                  -----------------------------------------------------
BENEFICIALLY               6)      SHARED VOTING POWER:       454,612 shares
  OWNED BY                 -----------------------------------------------------
    EACH                   7)      SOLE DISPOSITIVE POWER:     30,443 shares
 REPORTING                 -----------------------------------------------------
PERSON WITH                8)      SHARED DISPOSITIVE POWER:   None
--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         485,055 shares
--------------------------------------------------------------------------------
10)      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         12.2%
--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON*

         EP
--------------------------------------------------------------------------------


                                Page 2 of 6 pages

            STATEMENT CONTAINING INFORMATION REQUIRED BY SCHEDULE 13G

Item 1.

         (a)      Name of Issuer

                  UnionBancorp, Inc

         (b)      Address of Issuer's Principal Executive Offices

                  122 West Madison Street
                  Ottawa, Illinois 61350

Item 2.

         (a)      Name of Person Filing

                  UnionBancorp, Inc. Employee Stock Ownership Plan

         (b)      Address of Principal Business Office, or if none, Residence

                  UnionBancorp, Inc. Employee Stock Ownership Plan Trustee - UnionBank
                  122 West Madison Street
                  Ottawa, Illinois 61350

         (c)      Citizenship

                  Delaware

         (d)      Title of Class of Securities

                  Common Stock

         (e)      CUSIP Number

                  908908106

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b), check whether the person filing is a:

                  (a)  [ ] Broker or dealer registered under Section 15 of the
                           Act

                  (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

                  (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act

                  (d)  [ ] Investment company registered under Section 8 of the
                           Investment Company Act of 1940

                  (e)  [ ] An investment adviser in accordance with Section
                           240.13d- 1(b)(1)(ii)(E)

                                Page 3 of 6 pages

                  (f)  [X] An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F)

                  (g)  [ ] A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G)

                  (h)  [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

                  (j)  [ ] Group, in accordance with Section
                           240.13d-1(b)(1)(ii)(J)

Item 4.  Ownership

         (a)      Amount Beneficially Owned

                  485,055 shares

         (b)      Percent of Class

                  12.2%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote

                           30,443 shares

                  (ii)     shared power to vote or to direct the vote

                           454,612 shares

                  (iii)    sole power to dispose or to direct the disposition of

                           30,443 shares

                  (iv) shared power to dispose or to direct the disposition of none

Item 5.  Ownership of Five Percent or Less of a Class

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         N/A

                                Page 4 of 6 pages

Item 8.  Identification and Classification of Members of the Group

         N/A

Item 9.  Notice of Dissolution of Group

         N/A

Item 10. Certification

         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]



                                Page 5 of 6 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: February 13, 2002



                                       UNIONBANCORP, INC. EMPLOYEE STOCK
                                       OWNERSHIP PLAN

                                             By: UNIONBANK, its trustee


                                                 /s/ JIMMIE D. LANSFORD
                                                 -------------------------
                                                 Jimmie D. Lansford
                                                 Chairman


                                Page 6 of 6 pages